                                                                     EXHIBIT 3.4

                       CERTIFICATE OF AMENDMENT OF BYLAWS
                                       OF
                              QUEST SOFTWARE, INC.,
                            A CALIFORNIA CORPORATION


        The undersigned, J. Michael Vaughn, certifies that:

        A. I am General Counsel and Assistant Secretary of Quest Software, Inc., a California corporation (the "Company"), and I am duly authorized to make, execute and deliver this certificate;

        B. Section 3.2 of the Company's Second Amended and Restated Bylaws, as amended ("Bylaws") is amended to read in its entirety as follows:

        "3.2. NUMBER OF DIRECTORS. The authorized number of directors of the corporation shall be not less than four (4) nor more than seven (7) and the exact number of directors shall be set by a resolution duly adopted by the Board of Directors or by the shareholders. The minimum and maximum number of directors may be changed, or a definite number may be fixed without provision for an indefinite number, by a duly adopted amendment to the Articles of Incorporation or by an amendment to this Bylaw duly adopted by vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided, however, that an amendment reducing the fixed number or minimum number of directors to a number less than five (5) cannot be adopted if the votes cast against its adoption at a meeting, or the shares not consenting in the case of an action by written consent, are equal to more than sixteen and two-thirds percent (16-2/3%) of the outstanding shares entitled to vote thereon. No reduction of the authorized number of directors shall have the effect of removing any director before that director's term of office expires."

        C. The foregoing amendment to the Bylaws was adopted by resolution of the Company's Board of Directors and approved by the Company's shareholders, and became effective on May 30, 2001. By resolution of the Board of Directors of the Company, the exact number of directors has been increased to six (6) from five
(5).


        IN WITNESS WHEREOF, the undersigned has executed this certificate as of August 8, 2001.

                                            QUEST SOFTWARE, INC.



                                            By:    /s/ J. Michael Vaughn
                                                   ------------------------
                                                   J. Michael Vaughn,
                                                   General Counsel and
                                                   Assistant Secretary